As filed with the Securities and Exchange Commission on February 7, 2018

Registration No. 333-221970

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Social Reality, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

45-2925231

(I.R.S. Employer Identification Number)

456 Seaton Street

Los Angeles, CA  90013

Telephone: (323) 694-9800

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Paracorp Incorporated

2140 S Dupont Hwy

Camden, DE  19934

Telephone: (302) 697-4590

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

———————

with a copy to:

Raul Silvestre Esq.

Silvestre Law Group, P.C.

31200 Via Colinas., Suite 200

Westlake Village, CA 91362

(818) 597-7552

From time to time after effectiveness of this registration statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed		Proposed	Amount
Title of Each Class of	to be	Offering Price		Aggregate	of
Securities to be Registered	Registered (1)	Per Share		Offering Price	Registration Fee
Class A Common Stock, par value $0.001 underlying 12.5% Series A-1 and A-2 Senior Secured Convertible Debentures	3,700,118	$5.7705	(2)	$21,351,531	$2,658.27
Class A Common Stock underlying $3.00 Series A Warrants	863,365	$5.7705	(2)	$4,982,048	$620.27
Class A Common Stock underlying $3.75 Placement Agent Warrants	129,176	$5.7705	(2)	$745,411	$92.81
Class A Common Stock Underlying $4.49 Placement Agent Warrants	54,161	$5.7705	(2)	$312,537	$38.92
Total	4,746,820			$27,391,527	$3,410.27	*

(1)

To the extent permitted by Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of Class A common stock, of a currently indeterminable amount, in the event of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. Based upon the average of the high and low prices of the registrant’s Class A Common Stock on December 4, 2017.

*	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

The Registration Statement on Form S-3 is being amended solely to include “Item 11.  Material Changes” as contained in Form S-3.

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the "Securities Act", and Section 21E of the Securities Exchange Act of 1934, as amended, or the "Exchange Act".

Such statements in connection with any discussion of future operations or financial performance are identified by the use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Forward-looking statements include, but are not limited to, statements about: our business, operations, financial performance and condition, earnings, our prospects, our ability to raise capital to fund our operations and business plan, the continued listing of our securities on the NASDAQ Capital Market, our ability to protect intellectual property rights as well as regarding our industry generally. Forward–looking statements are not guarantees of performance. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

ITEM 11.

MATERIAL CHANGES

During the third quarter of 2017, we also announced the launch of the BIGToken project (“BIGToken”), an advertising-based platform initiative intended to reward consumers through an affinity program, who voluntarily opt-in to allow marketers greater access to their personal information.  BIGToken is intended to generate higher quality marketing opportunities for advertisers that we believe will pay a premium to have access to better, consumer self-generated data. BIGToken is currently in the early stages of development. It is anticipated that BIGToken will initially be developed as a wholly owned subsidiary of Social Reality and eventually spun out to our shareholders, as discussed below; although we may also elect to develop it internally.  To date, we have not segregated the costs and expenses of BIGToken, we estimate that we have spent an aggregate of approximately $11,000 on the project as of September 30, 2017.

Upon completion of the formation and creation of the BIGToken subsidiary, we anticipate that BIGToken will be financed independently from Social Reality through the sale of the subsidiary’s equity, debt, or equity-linked securities.  Based on our current development plans, and assuming there is no revenue for the first twelve months, we estimate that BIGToken will require approximately $5 million and $15 million for the initial and subsequent 12-month periods of operations, respectively, provided however that such capital requirements may increase or decrease based on the speed of development, user adoption rates and revenues.

In the event that BIGToken is not able to secure independent funding, we may nonetheless continue to develop the BIGToken project internally albeit on a reduced scope and extended time frame.  In such instance, we do not believe the project will initially result in a material increase to our operating expenses as the majority of BIGToken’s initial expenses are either duplicative administrative expenses or related to customer acquisition once the platform is successfully launched.

In the event that the BIGToken subsidiary is successfully completed, funded and operational, we anticipate spinning out a portion of the subsidiary to our shareholders in addition to issuing securities to users that provide us personal information via an affinity program. In order to accomplish both the spin-out and the affinity program, we will be required to comply with all applicable state and federal laws, including federal securities laws. If we are unable to comply with such regulations, we may not be able to complete the spin-out or undertake the affinity program. There is no guarantee that we will be able to comply with such regulations and accordingly, we may not be able to complete the spin-out or undertake the affinity program as currently planned.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on February 7, 2018.

Social Reality, Inc.

By:	/s/ Christopher Miglino
Christopher Miglino
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher Miglino	Chief Executive Officer, Director, President	February 7, 2018
Christopher Miglino	(principal executive officer)

/s/ *	Chief Financial Officer	February 7, 2018
Joseph P. Hannan	(principal financial and accounting officer)

/s/ *	Chief Operating Officer, Director	February 7, 2018
Kristoffer Nelson

/s/ *	Director	February 7, 2018
Marc Savas

/s/ *	Director	February 7, 2018
Malcolm CasSelle

/s/ *	Director	February 7, 2018
Robert Jordan

/s/ *	Director	February 7, 2018
Colleen DiClaudio

* By:	Christopher Miglino
Christopher Miglino, Attorney-in-Fact

II-2

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

3.01(i)	Certificate of Incorporation filed on 8/2/2011		S-1	3.01(i)	333-179151	1/24/2012

3.02(i)	Certificate of Correction of Certificate of Incorporation filed on August 30, 2011		S-1	3.01(ii)	333-179151	1/24/2012

3.03(i)	Certificate of Amendment to the Certificate of Incorporation of Social Reality, Inc. filed on 9/6/2016		8-K	3.5	000-54996	9/19/2016

3.04(ii)	Bylaws of Social Reality, Inc.		S-1	3.03	333-179151	1/24/2012

4.01	Form of Series A-1 and A-2 12.5% Senior Secured Convertible Debenture issued October 27, 2017		8-K	4.01	001-37916	10/27/17

4.02	Form of Series A Warrant Issued October 27, 2017		8-K	4.02	001-37916	10/27/17

4.03	Form of Placement Agent Warrant issued on October 27, 2017		S-3	4.03	333-221970	12/8/17

5.01	Opinion of Silvestre Law Group, P.C.	*

23.1	Consent of RBSM LLP	*

23.2	Consent of Silvestre Law Group, P.C. (included in Exhibit 5.01)	*

24.1	Power of Attorney (see page II-4)		S-3	24.1	333-221970	12/8/17